Continental Advisors S.r.l.Via
Pergolesi 22

20124 Milano, ITALY

Continental Advisors S.r.l. (Hereafter “CA”) is pleased to serve on a non-exclusive basis as a sales agent for Bitzmart, Incorporated, Incorporated and its affiliates (Hereafter “The Company”). The Company has advised us that it would like to secure a $3.000.000 (USD) financing in a private placement through the Company’s issuance of Convertible Debt (“The Securities”) in accordance with the terms and conditions set forth below. This agreement will be in effect as of 15 July 2002 for forty-five (45) days or completion of the $3.000.000 round, whichever comes first.

1.

The Company hereby appoints CA as a placement agent in connection with the sales of the Securities and authorizes CA to arrange a Private Placement of the Securities (“The Offering”). CA hereby agrees to reasonable efforts to introduce you to persons or entities who may be interested in purchasing the Securities to be made directly by the Company to purchasers pursuant to agreements entered into by the purchasers and the Company (“The Private Placement Memorandum”).

2.	As compensation for CA’s services hereunder, the Company will promptly pay to CA fees as follows:

a)

Finder’s Fee: 16% for the first $300.000 of the aggregate gross proceeds of the Securities sold through CA’s efforts, and then 13% thereafter, payable as a finder’s fee in cash. Closing shall occur when wire transfer funds are in the Company’s escrow account. The Company agrees not to contact any of CA’s clients directly, unless authorized to do so by CA, and to have all subscription documents be sent in duplicate to CA’s office.

b)

Warrant Coverage: 10% of the aggregate gross proceeds of the Securities sold through CA’s efforts, payable in Warrants exercisable into the Company’s Common Stock. Expiration date shall not be less than three (3) years, unless Warrants are issued as part of the Offering, then shall have the same expiration date of Warrants issued. Warrant exercise price shall be the same price of the Company’s Common Stock issued at the time of the Offering, unless Warrants are issued as part of the Offering, then shall have the same exercise price of Warrants issued.

c)

Debt Conversion: 3% of the face value of the Securities sold through CA’s efforts, converted into the Company’s Common Stock prior to maturity, payable in cash plus 10% of the face value of same Securities, payable in Warrants subject to the same conditions as above in part 2-b. This fee will be waived if debt is converted prior to public flotation, to be completed by September 30, 2002.

d)	Warrant Exercise: 13% of the aggregate gross proceeds of Warrants sold through CA's efforts as part of the Offering, exercised into the Company's Common Stock prior to expiration, payable in cash.

e)	Any future funds raised from investors in this round are subject to the same conditions as above in parts 2-a, 2-b, 2-c and 2-d.

3.	The Company and CA agree that:

a)

The Company will furnish CA with such information including financial statements with respect to the business, operations, assets and liabilities of the company. The Company will provide CA with access to the Company’s officers, directors accountants, counsel, business partners, and agents for any reasonable request in order to permit it to assist the Company in preparing materials to provide prospective investors in the Private Placement and for use in connection with the Offering. CA may rely upon the accuracy and completeness of such information without independent verification. The Company will be solely responsible for the contents of the Private Placement Memorandum and any and all other written communication describing the Company, its business, or the Offering. The Company represents and warrants that the Private Placement materials and such other communication will not, as the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, are not misleading.

b)

The Company will allow CA access to information regarding the receipt of funds in the escrow account designated by the Company and CA, and undertakes to make prompt delivery of share certificates to investors in a period not to exceed 15 days from the receipt of fund.

4.

If in connection with the services or matters that are the subject of this Agreement an Indemnified Person (as defined below) becomes involved in any capacity in any actual lawsuit, claim or other proceeding, the Company shall immediately reimburse such Indemnified Person for any all out-of-pocket legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending such lawsuit, claims or proceedings. The Company also agrees to indemnify each Indemnified Person from and hold them harmless against any and all losses, claims, damages, liabilities or expenses to which they may become subject (i) arising out of or based upon any untrue statement of a material fact contained in a Private Placement Memorandum provided to any actual or provided to any actual or prospective purchaser of the Securities or arising out of or based upon the omission or alleged omissions state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising in any manner out of or in connection with this Agreement of the services or matters which are the subject of this Agreement, including, without limitation, the offer sad sale of the Securities; provided, however, that the company shall not be liable under clause (ii) of this paragraph in respect of any loss, claim, damage liability or expenses incurred by an Identified Person to the extent that it is finally judicially determined that such loss, claim, damage or liability resulted directly from the gross negligence or willful misconduct of that party in the performance of its services hereunder.

If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Identified Person in respect of which indemnity may be sought from the Company hereunder, such indemnified person shall promptly notify the Company in writing and the company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of all expenses. Such Indemnified Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be that of such Indemnified Person unless (a) the Company has agreed to pay such fees and expenses or (b) the Company shall have failed to assume the defense of such action or proceedings and employ counsel reasonably satisfactory to such Indemnified Person in any such proceeding or (c) the named parties in any such action or proceedings (including any imp leaded parties) include both such Indemnified Person and the Company and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Person (in which case, if such Indemnified Person notifies the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person), it being understood, however, that the Company then shall have the right to employ separate counsel at it’s own expenses and to participate in the defense thereof and shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable expenses of more than one separate firm of attorneys at any time for any indemnified persons, which firm shall be designated in writing by CA.

The Company agrees that all the indemnification and reimbursement commitments set forth in this paragraph 4: (A) shall apply whether or not any Indemnified Person in a party to any such actual lawsuit, claim or other proceeding and that the Indemnified Person shall be entitled to retain one separate counsel of its choice in connection with any of the matters to which such commitments relate and (B) are in addition to any liability that the Company may otherwise have to CA. The Company will not, without prior written consent of CA, which consent shall not be unreasonably withheld, settles or compromise or consent to entry of any judgment in any pending claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not CA or any person who controls CA within the meaning of Section 20 of the securities Exchange Act of 1934 is a party to such claim, action suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of CA and each such controlling person from all liability arising out of such claim, action, suit or proceeding.

5.

CA will not have any obligation in connection with the Private Placement of the Securities contemplated by this Agreement except as expressly provided in the Agreement. In no event shall CA be obligated to underwrite or otherwise purchase Securities for its own account.

6.

The appointment and authorization of CA under paragraph 1 of this Agreement shall terminate 90 days from the of this Agreement or at such other time as may be mutually agreed upon by the Company and CA (“The Termination Date”) provided that the Company shall remain responsible for the reimbursement, indemnification and contribution obligations of the Company under paragraph 4 of this Agreement shall survive any terminator of CA’s appointment and authorization hereunder. If during a period of six months following the Termination Date, the Company sells, in an offering in which CA is not managing agent or managing underwriter, or in which CA is not compensated, or Securities exchangeable for or convertible into the Securities though a private placement or public offering to, or obtains any financing from purchasers which were contacted by CA in its capacity as placement agent hereunder (as evidenced by a list certified as accurate by officers of CA of such purchasers delivered by CA to the Company within 30 days after the Termination Date) then the Company shall pay CA upon the completion of such sale fee equal to the fee which would have been payable to CA pursuant to paragraph 2 if the sale had occurred during the period (“The Term”) commencing with the date this Agreement and ending with the Termination Date.

7.

The Company represents and warrants that this Agreement has been duly authorized and constitutes a legal, valid and binding obligation of the Company under applicable law enforceable against the Company in accordance with its terms and that this Agreement does not, and the offering and sale of the Securities will not, conflict with, violate or constitute a indebtedness or other material agreement building upon or affecting the Company or its properties.

8.	The invalidity or unenforceability of any provision of this Agreement shall not effect other provisions of this agreement, which shall remain in full force and effect.

9.	The Company or its agents shall not contact CA’s clients directly or indirectly, unless authorized to do so by CA.

10.

This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and constructed in accordance with the laws of The United States of America without giving effect to the conflict of the laws principles thereof.

If the foregoing correctly sets forth the understanding and agreement between CA and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement between us as of the first date written above.

Continental Advisors S.r.l.
Mr. Mark Porcelli, Director

By: /s/ _________________

Agreed & Accepted

By: /s/_________________
Mr. Howard Leventhal, CEO
Bitzmart, Incorporated